                                                                    EXHIBIT 99.1

SIZZLER INTERNATIONAL, INC.
   6101 W. Centinela Ave., Suite 200
   Culver City, CA 90230
   (310) 568-0135
   NYSE:SZ


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
Steven Selcer                       Haris Tajyar          Moira Conlon       Jim Crockett
Vice President and CFO              General Information   Investor Contact   Media Contact
(310) 568-0135                      (310) 442-0599        (310) 442-0599     (310) 442-0599
-------------------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
Tuesday, June 20, 2000

                     SIZZLER INTERNATIONAL ANNOUNCES GAINS
                     IN FOURTH QUARTER AND YEAR-END RESULTS

      Company Continues to Achieve Operational and Financial Improvements
                             ----------------------
HIGHLIGHTS:

 .  Fourth quarter revenues increase to $55.3 million from $54.6 million
 .  Fourth quarter same-store-sales growth of 5.7% for Sizzler USA and 3.7% for
   KFC
 .  Sizzler USA and KFC guest counts continue to increase
 .  Fourth quarter net income improves to $2.7 million vs. $2.5 million
 .  Company enters into an agreement to acquire Oscar's restaurants
 .  23 of 64 company Sizzler remodels completed

CULVER CITY, CA--June 20, 2000--Sizzler International, Inc. (NYSE: SZ) today reported financial and operational improvements for the fourth quarter and fiscal year ended April 30, 2000.

For the fourth quarter, the company reported revenues of $55.3 million, an increase of 1% over the $54.6 million in the comparable period in fiscal 1999. Excluding the effect of the weakening in the Australian dollar exchange rate, revenues would have been $56.6 million, an increase of 4%. Sizzler Sizzler International, Inc. reported net income for the fourth quarter of $2.7 million, or $0.10 per basic share, an 8% increase over net income of $2.5 million, or $0.09 per basic share in the same period a year ago. For the fiscal year ended April 30, 2000, the company reported revenues of $239.5 million, an increase of 6% over revenues of $226.3 million in fiscal 1999. Excluding one-time items, Sizzler reported net income of $8.6 million, or $0.30 per basic share for fiscal 2000, compared with net income of $7.4 million, or $0.26 per basic share in fiscal 1999. Including the non-recurring items, the company reported net income of $2.4 million, or $0.08 per basic share for fiscal 2000.

Positive Trends in Same Store Sales Growth

For the fourth quarter, same store sales increased 5.7% across company owned U.S. Sizzler locations; 0.8% in the Australian Sizzler locations; and 3.7% from Sizzler's KFC units. The increase in same store sales for the U.S. Sizzler locations was primarily driven by a 2.5% increase in customer counts.

"Sizzler experienced growth across all business segments for the fourth quarter and fiscal year," said Charles Boppell, President and CEO of Sizzler International. "Although we'll be facing the challenge of the upcoming goods and services tax in Australia, as well as a potentially weak Australian dollar, we expect to maintain positive growth in the quarters ahead. Our recent gains have been primarily as a result of our continued success in the improvement of our restaurant operations, including positive customer response to the enhanced food quality and cooking methods, and the continuing success Sizzler is experiencing with its store remodeling and re-imaging program," continued Mr. Boppell.

"We have successfully completed the re-imaging of 23 of our stores," commented Thomas E. Metzger, FMP, President of Sizzler USA. "We're experiencing solid increases in sales and customer counts that we believe will continue in the quarters ahead as we continue to roll out the re-imaging program."

Oscar's Acquisition

Following the end of the fourth quarter, the company entered into an acquisition agreement with Oscar's, a successful San Diego-based restaurant company. Under the agreement, Sizzler will acquire an 82% stake in the growing company in return for $16 million in cash, warrants on 1,250,000 shares of Sizzler stock at $4.00 per share, and a performance based earnout which may amount to $3.1 million or more.

"The Oscar's acquisition, which is expected to be accretive after its first full year, is the final element of our four pronged growth strategy. We are already on-track and progressing as expected with the three other elements of the strategy - growing the domestic Sizzler revenues, expanding in Australia through new units and co-branding, and improving our stores in the Asian region. As all of these strategies come together, we believe we will experience continued success throughout fiscal 2001 and beyond," concluded Mr. Boppell.

Due to the pending announcement of the Oscars transaction, Sizzler did not repurchase shares during the fourth quarter. The company has completed the repurchase of approximately 706,700 of the 1.5 million shares of common stock it has been authorized to repurchase by its Board of Directors. Subject to applicable law and other factors, the company expects to resume its stock repurchase program.


                                    -more-

Discussion of Non-Recurring Items

The company's fiscal 2000 financials include a net charge of $6.2 million for non-recurring items that were recognized in the third fiscal quarter ending February 6, 2000. These items consist of a $6.6 million non-cash charge representing the final accounting of its reorganization, a $5.5 million loss on the sale-leaseback of certain Australian properties, and a $5.9 million tax benefit.

Sale-Leaseback Accounting

To date, Sizzler has closed sale-leaseback transactions for 49 of the 67 Australian KFC and Sizzler restaurants expected to be monetized via sale-leasebacks as announced in November 1999. The company expects to realize approximately AU $55 million in cash once the sales are complete. Of this amount, Sizzler has received approximately AU $42 million from the transactions that have closed. The company expects to utilize the proceeds of the sale-leasebacks to finance the capital expenditures made as part of its strategic growth plan, including the Oscar's acquisition, restaurant remodeling and repositioning.

Dismissal of Lawsuit

The lawsuit filed by a former employee last August has been resolved with no material financial impact on the company.

Investor Conference Call

Sizzler will be holding an investor conference call to discuss the Company's financial and operational results today at 11:00 am EDT. Investors will have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site
   --------------------
at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 348 Sizzler restaurants worldwide, in addition to the 101 KFC restaurants in Queensland, Australia.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Sizzler intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws. Such statements may include, but are not limited to, statements regarding (i) the closing of additional sale-leaseback transactions,
(ii) the amount of cash proceeds and the gain or loss to be realized from such sale-leaseback transactions, (iii) the utilization of the proceeds of such sale-leaseback transactions; (iv) the continued positive impact of the remodel program on sales and customer counts, (v) the closing of the Oscar's transaction, the amount of any earnout payments, and the time at which such acquisition will be accretive; (vi) the continuation of the company's stock repurchase program, and (vii) the continued success of the company's four pronged growth strategy and continued growth across all business segments through fiscal 2001 and beyond. Sizzler cautions that these statements are qualified by important factors that could cause actual results to differ from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) the market for the company's properties, which may affect the company's ability to close additional sale-leaseback transactions or the values realized in such transactions or; (b) changes in the company's cash needs, which may impact utilization of the sale-leaseback transactions proceeds; (c) the failure of the company's newly remodeled stores and/or new food offerings to continue to appeal to


                                    -more-
customers; (d) the failure to complete the remodel program as scheduled; (e) the satisfaction of all conditions to consummation of the Oscar's acquisition, including but not limited to any required government and other approvals; (f) the company's ability to operate the Oscar's division profitably and successfully open new units; (g) possible negative impact on the company's Australia operations as a result of the implementation of the new goods and services tax in Australia (h) the possible negative impact of exchange rate fluctuations; and (i) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."

                              [ tables to follow ]





                                    -more-

                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)


                                                                   Twelve Weeks Ended
                                                              ----------------------------
                                                                April 30,       April 30,
                                                                  2000            1999
------------------------------------------------------------- -------------  -------------
Revenues
 Restaurants                                                       $ 52,991       $ 52,708
 Franchise operations                                                 2,330          1,924
------------------------------------------------------------- -------------  -------------
 Total revenues                                                      55,321         54,632
------------------------------------------------------------- -------------  -------------
Costs and Expenses
 Cost of sales                                                       19,223         19,446
 Labor and related expenses                                          14,527         13,611
 Other operating expenses                                            11,381         11,463
 Depreciation and amortization                                        1,744          2,468
 Non-recurring items                                                  -              -
 General and administrative expenses                                  4,881          4,146
------------------------------------------------------------- -------------  -------------
 Total operating costs                                               51,756         51,134
------------------------------------------------------------- -------------  -------------
 Interest expense                                                       853            628
 Investment income                                                     (527)          (147)
------------------------------------------------------------- -------------  -------------
 Total costs and expenses                                            52,082         51,615
------------------------------------------------------------- -------------  -------------
Income before income taxes                                            3,239          3,017
------------------------------------------------------------- -------------  -------------
Provision for income taxes                                              535            502
------------------------------------------------------------- -------------  -------------
Net income                                                         $  2,704       $  2,515
============================================================= =============  =============

Earnings per share
Basic                                                               $  0.10       $   0.09
Diluted                                                             $  0.09       $   0.09
============================================================= =============  =============

                Weighted average common shares outstanding
Basic                                                            28,066,845     28,795,000
Diluted                                                          28,612,122     28,945,000

                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)



                                                                       Fifty-Two Weeks Ended
                                                                  --------------------------------
                                                                  April 30,              April 30,
                                                                    2000                   1999
----------------------------------------------------------------  ---------             ----------
Revenues
 Restaurants                                                     $ 230,869              $ 218,561
 Franchise operations                                                8,625                  7,765
----------------------------------------------------------------  ---------             ----------
 Total revenues                                                    239,494                226,326
----------------------------------------------------------------  ---------             ----------
Costs and Expenses
 Cost of sales                                                      84,599                 80,695
 Labor and related expenses                                         63,081                 59,179
 Other operating expenses                                           49,436                 47,889
 Depreciation and amortization                                       8,628                  9,927
 Non-recurring items                                                12,087
                                                                                              -
 General and administrative expenses                                20,346                 16,874
----------------------------------------------------------------  ---------             ----------
 Total operating costs                                             238,177                214,564
----------------------------------------------------------------  ---------             ----------
 Interest expense                                                    3,631                  3,284
 Investment income                                                  (1,423)                  (724)
----------------------------------------------------------------  ---------             ----------
 Total costs and expenses                                          240,385                217,124
----------------------------------------------------------------  ---------             ----------
Income (loss) before income taxes                                     (891)                 9,202
----------------------------------------------------------------  ---------             ----------
Provision (benefit) for income taxes                                (3,313)                 1,810
----------------------------------------------------------------  ---------             ----------
Net income                                                        $  2,422               $  7,392
================================================================  =========             ==========

Earnings per share
Basic                                                             $   0.08               $   0.26
Diluted                                                           $   0.08               $   0.26
================================================================  =========             ==========

                Weighted average common shares outstanding
Basic                                                           28,559,050             28,815,000
Diluted                                                         28,876,620             28,878,000

                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                                                             April 30,        April 30,
                                      ASSETS                                                   2000             1999
-----------------------------------------------------------------------------------------  -------------     -----------
Current Assets:
  Cash and cash equivalents                                                                 $ 38,789          $ 14,691
  Receivables, net of reserves of $847 at
   April 30, 2000 and $1,726 at April 30, 1999                                                 4,173             3,546
  Inventories                                                                                  4,333             4,346
  Prepaid expenses and other current assets                                                    1,132             1,669
-----------------------------------------------------------------------------------------  -------------     -----------
     Total current assets                                                                     48,427            24,252
-----------------------------------------------------------------------------------------  -------------     -----------
Property and equipment, net                                                                   46,316            77,836
Property held for sale                                                                         8,931               711
Long-term notes receivable, net of reserves of $72
  at April 30, 2000 and $508 at April 30, 1999                                                 1,224             1,553
Deferred income taxes                                                                          5,949               795
Intangible assets, net of accumulated amortization of
  $889 at April 30, 2000 and $887 at April 30, 1999                                            1,876             2,104
Other assets, net of accumulated amortization and reserves
  of $16 at April 30, 2000 and $6 at April 30, 1999                                            1,497             1,418
-----------------------------------------------------------------------------------------  -------------     -----------
     Total assets                                                                          $ 114,220         $ 108,669
=========================================================================================  =============     ===========

                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)


                                                                                                 April 30,         April 30,
                       LIABILITIES AND STOCKHOLDERS' INVESTMENT                                     2000             1999
---------------------------------------------------------------------------------------------   ------------     -------------
Current Liabilities:
  Current portion of long-term debt                                                               $ 5,206           $ 5,898
  Accounts payable                                                                                  8,196             7,892
  Other current liabilities                                                                        10,209             8,853
  Income taxes payable                                                                              2,530             2,449
---------------------------------------------------------------------------------------------   ------------     -------------
     Total current liabilities                                                                     26,141            25,092
---------------------------------------------------------------------------------------------   ------------     -------------
Long-term Liabilities:
  Long-term debt, net of current portion                                                           21,198            26,918
  Deferred gain on sale and leaseback                                                               8,269
  Other liabilities                                                                                 7,977             3,916
---------------------------------------------------------------------------------------------   ------------     -------------
     Total long-term liabilities                                                                   37,444            30,834
---------------------------------------------------------------------------------------------   ------------     -------------
Stockholders' Investment:
  Capital stock -
    Preferred, authorized 1,000,000 shares, $5 par value;
     no shares issued                                                                                   -                 -
    Common, authorized 50,000,000 shares, $0.01 par value;
     28,774,239 shares issued and 28,067,539 shares
     outstanding at April 30, 2000 and 28,797,828 shares
     issued and outstanding at April 30, 1999                                                         288               288
  Additional paid-in capital                                                                      278,408           278,365
  Accumulated deficit                                                                            (219,769)         (222,191)
  Treasury stock, 706,700 shares at cost at April 30, 2000
   and none at April 30, 1999                                                                      (1,948)
  Accumulated other comprehensive income                                                           (6,344)           (3,719)
---------------------------------------------------------------------------------------------   ------------     -------------
     Total stockholders' investment                                                                50,635            52,743
---------------------------------------------------------------------------------------------   ------------     -------------
     Total liabilities and stockholders' investment                                             $ 114,220         $ 108,669
=============================================================================================   ============     =============